Exhibit 5.1

Date	September 5, 2014

Uranium Energy Corp.
1111 West Hastings Street, Suite 320
Vancouver, British Columbia V6E 2J3

Attention:       Board of Directors

Dear Sirs:

Re:       Uranium Energy Corp. - Registration Statement on Form S-3

We have acted as counsel to Uranium Energy Corp. (the "Company") in connection with the Company's registration statement on Form S-3 (the "Registration Statement") dated September 5, 2014, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the offer and sale of 1,859,524 shares of common stock of the Company, par value $0.001 per share (the "Warrant Shares"), which may be issued from time to time upon exercise of outstanding common stock purchase warrants (the "Warrants") at an exercise price of $2.60 per Warrant Share.

In rendering this opinion set for below, we have reviewed:

  the Registration Statement;

  the Company's Articles of Incorporation;

  the Company's Bylaws;

  certain records of the Company's corporate proceedings, including resolutions of the directors approving the transactions described above;

  the form of certificate representing the Warrants; and

  such other documents as we have deemed relevant.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that upon exercise of the Warrants in accordance with their terms (including, without limitation, the payment of the exercise price for the Warrant Shares), the Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company's common stock.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

  the foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws; we have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company; and

  we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm's name in the section of the Registration Statement and the prospectus included therein entitled "Interests of Named Experts and Counsel".

Yours truly,

"McMillan LLP"

McMillan LLP

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